Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-184193
Dated January 29, 2013

PowerSharesETNs.com - Japan Fixed Income

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The PowerShares DB 3x Japanese Govt Bond Futures Exchange Traded Notes (Symbol:
JGBT), PowerShares DB Japanese Govt Bond Futures Exchange Traded Notes (Symbol:
JGBL) (collectively, the "PowerShares DB JGB Futures ETNs") and the PowerShares
DB Inverse Japanese Govt Bond Futures Exchange Traded Notes (Symbol: JGBS) and
PowerShares DB 3x Inverse Japanese Govt Bond Futures Exchange Traded Notes
(Symbol: JGBD) (collectively, the "PowerShares DB Inverse JGB Futures ETNs", together with the PowerShares DB JGB Futures ETNs, the "ETNs") are the first exchange-traded products to provide investors with leveraged or unleveraged exposure to the U.S. dollar value of the returns of a long Japanese sovereign bond futures index or a short Japanese sovereign bond futures index, repectively.

The ETNs are senior unsecured obligations issued by Deutsche Bank AG, London
Branch.

The PowerShares DB JGB Futures ETNs are based on the DB USD JGB Futures Index
(the "Long JGB Futures Index"), which is intended to measure the performance of a notional long position in 10-year JGB Futures. The PowerShares DB Inverse JGB
Futures ETNs are based on the DB USD Inverse JGB Futures Index (the "Short JGB
Futures Index"), which is intended to measure the performance of a notional short position in 10-year JGB Futures. The underlying assets of 10-year JGB
Futures are Japanese-government issued debt securities ("JGBs") with a remaining term to maturity of not less than 7 years and not more than 11 years as of their issue date and the futures contract delivery date. The returns of each ETN are obtained by combining the monthly returns or three times the monthly returns from the relevant JGB futures index with the returns of the DB 3-Month T-Bill
Index (the "TBill Index"), less investor fees. Investors can buy and sell the
ETNs on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. The issuer has the right to redeem the ETNs at the repurchase value at any time.

Investors may redeem the ETNs in blocks of no less than 50,000 securities and multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.03 per security.

JGB Futures                Inverse JGB Futures
Fact Sheet Prospectus      Fact Sheet Prospectus        Download Historical
                                                        Repurchase Value
-------------------------- ---------------------------- ------------------------
Financial Details
                            JGBL           JGBT         JGBS        JGBD
                            1/28/2013      1/28/2013    1/28/2013   1/28/2013
Last Update
                            12:00 AM EST   10:09 AM EST 3:55 PM EST 3:59 PM EST
Price                       20.83          22.69        19.43       18.48
Indicative Intra-day Value  20.84          22.77        19.41       18.36

http://beta.powersharesetns.com/portal/site/etns/japanfixedincome

1/28/2013

PowerSharesETNs.com - Japan Fixed Income

Last End of Day RP Value       20.8704   22.8848   19.3805       18.2707
Last Date for End of Day Value 1/25/2013 1/25/2013 1/25/2013     1/25/2013
ETN History as of 12/31/2012(1) (Growth of $10,000 since March 22, 2011)

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ETN and Index Data                  Long ETN Performance and Index History(%)(1)
                                    As of 12/31/2012      1 Year 3 Year 5 Year
                                                              10 Year Inception
Ticker Symbols
3x JGB Futures                JGBT  ETN Performance
                                    Japanese
JGB Futures                    JGBL                        1.27    -  - -  1.95
                                    Government Bond
Inverse JGB Futures           JGBS
                                    3x Japanese
3x Inverse JGB Futures        JGBD                         4.26    -  - -  6.44
                                    Government Bond
Intraday Indicative Value Symbols
3x JGB Futures              JGBTIV  Index History
                                    Long JGB Futures
JGB Futures                 JGBLIV                         1.71    -  - -  2.42
                                    Index
Inverse JGB Futures         JGBSIV
3x Inverse JGB Futures      JGBDIV
                                    Comparative Indexes(2)
CUSIP Symbols                       SandP 500 Index         16.00  -  - -  7.84
3x JGB Futures          25154W209   Barclays Capital U.S.
                                                           4.22    -  - -  6.40
JGB Futures             25154W308   Aggregate
Inverse JGB Futures     25154P170
                                    --------------------- ------ ----------- ---
3x Inverse JGB Futures  25154P188   Short ETN Performance and Index History(%)(1)
                                    As of 12/31/2012      1 Year 3 Year 5 Year
                                                              10 Year Inception
Details                             ETN Performance
ETN price at inception      $20.00  Inverse JGB Futures    -2.26   - - -  -2.23
Inception date           3/22/2011  3x Inverse JGB
Inception date (Inverse) 11/08/2011 Futures                -6.34   - - -  -6.23
Maturity date            3/31/2021
Maturity date (Inverse) 11/30/2021  Index History
Yearlyinvestorfee(JGBT)      0.95%  Short JGB Futures
                                                           -1.86   - - -  -1.81
Yearlyinvestorfee(JGBL)      0.50%  Index
Yearlyinvestorfee(JGBS)      0.50%
Yearlyinvestorfee(JGBD)      0.95%  Comparative Indexes(2)
Leverage Reset Frequency Monthly    SandP 500 Index         16.00  - - -  16.55
Listing exchange         NYSE Arca  Barclays Capital U.S.
DB USD JGB Futures                  Aggregate              4.22    - - -  4.21
                         DBBNJGBL
Index
DB USD Inverse JGB                  Index Weights
                         DBBNJGBS
Futures Index
                                    As of 1/15/2013
Issuer                              Contract      Contract Expiry     Weight (%)
Deutsche Bank AG, London Branch                                       Date
                                    JPN 10Y BOND
Senior Unsecured Obligations                      3/11/2013           100.00
                                    FUTURE
Risks                               Source: Invesco PowerShares, Bloomberg L.P.
   Non-principal protected
                                    (1) ETN performance figures are based on
                                     repurchase value.
   Leveraged losses

http://beta.powersharesetns.com/portal/site/etns/japanfixedincome

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PowerSharesETNs.com - Japan Fixed Income

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(2) The SandP 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on
the performance of a specified group of common stocks. The
Barclays Capital U.S. Aggregate Index is an unmanaged index
considered representative of the U.S. investment-grade,
fixed-rate bond market.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds.db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983 0903
| 877 369 4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations

Each security offers investors exposure to the month- over-month performance of its respective index measured from the first calendar day to the last calendar day of each month and the amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the respective index during the term of the ETNs. The leveraged ETNs may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer-term leveraged investment results by means of securities that reset their exposure monthly, resulting in the compounding of monthly returns. Investing in the ETNs is not equivalent to a direct investment in the applicable index or index components. The principal amount is also subject to the monthly application of the investor fee, which can adversely affect returns. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances of your ETNs may not be offset by any beneficial monthly performances.

http://beta.powersharesetns.com/portal/site/etns/japanfixedincome

1/28/2013

PowerSharesETNs.com - Japan Fixed Income

The ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the ETNs include limited portfolio diversification, uncertain principal repayment, uncertain tax treatment, trade price fluctuations, illiquidity and leveraged losses. The investor fee will reduce the amount of your return at maturity or upon redemption of your ETNs even if the value of the relevant index has increased.
If at any time the repurchase value of the ETNs is zero, the relevant ETNs will be accelerated and you will lose your entire investment in such ETNs. As described in the pricing supplement, Deutsche Bank may redeem the ETNs for an amount in cash equal to the repurchase value.

The ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of ETNs that you may redeem directly with Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply. Sales in the secondary market may result in losses.

The ETNs provide concentrated exposure to 10-year JGB futures contracts. The market value of the ETNs may be influenced by many unpredictable factors, including, among other things, changes in supply and demand relationships, changes in interest rates, changes in currency exchange rates, and monetary and other governmental actions, each in the U.S. or Japan.

The 3x JGB Futures ETN and the 3x Inverse JGB Futures ETN are leveraged investments. As such, they are likely to be more volatile than unleveraged investments. There is also a greater risk of loss of principal associated with leveraged investments than with unleveraged investments.

PowerShares([R]) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC.
Invesco Distributors, Inc. will be compensated by Deutsche Bank or its affiliates for providing these marketing services. Neither Invesco Distributors,
Inc. or Invesco PowerShares Capital Management LLC are affiliated with Deutsche
Bank.

An investor should consider the ETNs' investment objectives, risks, charges and expenses carefully before investing.

An investment in the ETNs involves risks, including the loss of some or all of the principal amount. For a description of the main risks, see "Risk Factors" in the applicable pricing supplement and the accompanying prospectus supplement and prospectus.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

http://beta.powersharesetns.com/portal/site/etns/japanfixedincome

1/28/2013